Exhibit 99.1

For immediate release:

Contacts:

Cyle Mims TSYS Media Relations +1.706.644.3110 cylemims@tsys.com	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

Netspend Resolves Federal Trade Commission Matter

AUSTIN, Texas, March 31, 2017 — Netspend, a leading provider of prepaid card solutions, today announced that the company has reached an agreement with the Federal Trade Commission (FTC) to address allegations related to certain Netspend marketing messages.

The FTC filed a complaint against Netspend on November 10, 2016 after a 2 – 1 vote of the commission, and Netspend responded with a motion to dismiss on December 14, 2016. The complaint alleges that some of Netspend’s marketing did not clearly communicate the company’s obligations under the USA PATRIOT Act to verify consumers’ identities before activating their accounts. These requirements are designed to deter money laundering and terrorist financing.

Under the terms of the settlement, Netspend did not admit any wrongdoing. As part of the settlement announcement, Acting FTC Chairman Maureen K. Ohlhausen issued a dissenting statement disputing the FTC’s claims against Netspend.

The settlement applies to certain individuals who purchased Netspend prepaid cards between January 1, 2010, and August 31, 2016, and never completed the required steps to verify their identity and activate the card. As part of the settlement, Netspend will continue to assist these individuals in accessing their funds, which totaled approximately $40 million. Since September 1, 2016, approximately $3.6 million of the $40 million has been accessed by cardholders.

Netspend will refund $13 million in fees charged prior to August 31, 2016. Netspend will also refund any fees charged to these inactivated accounts after August 31, 2016.

The $40 million of cardholders’ funds represents less than one-half of one percent of the $117 billion in funds that were spent on Netspend cards from 2010 through the third quarter of 2016.

Netspend issued the following statement in connection with the settlement:

“Netspend is pleased to have resolved this matter. We agreed to settle in order to avoid the significant costs associated with protracted litigation and to get back to the business of serving our customers. We do a great deal to encourage card activation and comply with federal law, and we welcome this opportunity to assist those who have not activated their accounts. We look forward to continuing to empower a growing number of consumers and businesses with the convenience, security and freedom to better manage their finances.”

“Netspend also remains committed to meeting our federal obligations to combat identity theft, fraud, money laundering and terrorist financing. Protecting against identity theft is important not only to consumers but also to the financial system and the security of our country.”

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About Netspend, a TSYS Company

Netspend is the prepaid provider of choice to self-banked consumers and the brands that serve them. With a mission to empower consumers with the convenience, security and freedom to be self-banked, Netspend’s products have helped over 10 million consumers spend, budget and pay bills since 1999. Consumers can reload and find Netspend Prepaid Cards at convenient locations nationwide through Netspend’s extensive network of 130,000 reload points and more than 100,000 distributing locations and employers, including check cashers, convenience stores, grocers, pharmacies, insurance providers and tax preparers. Headquartered in Austin, Texas, Netspend is a wholly owned subsidiary of TSYS (NYSE: TSS). For more information, please visit www.netspend.com.

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2017